Date:	April 10, 2007
To:	Board of Directors and Executive Officers
From:	Todd Buchardt
General Counsel
Subject:	Trading Blackout for ProQuest Securities

ProQuest Company is terminating its Associate Stock Purchase Plan (the "Plan"). As a result of this termination of the Plan, employees who held shares in the Plan will have their shares transferred to our transfer agent and be considered shareholders of record as of May 4, 2007. However, during a brief period in which the transfer will occur, the Plan participants will not be able to trade these securities. Thus, a blackout period is required for the Board of Directors and Executive Officers under Section 306 of Sarbanes Oxley.

This is to provide you with notice of a blackout period that will become effective April 25, 2007 and runs through May 3, 2007. During this period, you are not permitted to trade any ProQuest securities. There are a few limited exceptions to this rule but I am not aware of any that would be applicable to our Board or Executive Officers. If any of you would like to discuss these exceptions, please call me at your convenience.

If you have any questions, please call me.